EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT




                                  BY AND AMONG


                                  EGLOBE, INC.,


                                  IGLOBE, INC.,


                                       AND


                       HIGHPOINT TELECOMMUNICATIONS, INC.










                    DATED AS OF THE 4TH DAY OF OCTOBER, 1999

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into this 4th day of October 1999, by and among EGLOBE, INC., a Delaware corporation, ("Acquiror"), IGLOBE, INC., a Delaware corporation (the "Company"), and HIGHPOINT TELECOMMUNICATIONS, INC., a Yukon Corporation, including its affiliates (the "Stockholder").

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.  SALE AND PURCHASE OF STOCK

         Section 1.1 Sale and Purchase of Stock. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Stockholder agrees to sell to the Acquiror, and the Acquiror agrees to purchase from the Stockholder, One Hundred (100) shares of Common Stock of the Company, par value $.01 per share (the "iGlobe Stock") (which constitute all of the issued and outstanding shares of capital stock of the Company), free and clear of all Encumbrances, for the Purchase Price (as defined below).

         Section 1.2 Purchase Price. The purchase price for the iGlobe Stock shall consist of the following: (a) on the Closing Date, that number of shares (the "Closing Acquiror Shares") of Series M Convertible Preferred Stock, par value $.001 per share, of Acquiror ("Acquiror Convertible Preferred Stock"), having the rights, preferences and privileges as set forth in the certificate of designations (the "Certificate of Designations") attached hereto as Exhibit A, which is convertible into the number of shares of common stock, par value $.001 per share of Acquiror ("Acquiror Common Stock"), that is equal to Nine Million Dollars ($9,000,000) divided by the Market Price (as defined in Section 1.3 below); (b) a non-voting beneficial interest in the joint venture business between Telia and iGlobe Satellite Services currently known as IP Solutions, B.V. (the "Carried Interest"). The Carried Interest will be equal to twenty percent (20%) of the equity interest subscribed or held by Company in IP Solutions, B.V. at Closing, subject to pari pasu adjustment and dilution for investment in excess of Five Million Dollars ($5,000,000) in IP Solutions, B.V. Acquiror shall place in escrow twenty percent (20%) of the equity interest in IP Solutions, B.V. held by it, the Company, or any other of its subsidiaries as security for the Carried Interest. Acquiror shall take all reasonable and appropriate actions to provide to Stockholder the economic benefit of the Carried Interest; and (c) the assumption of no more than of One Million Five Hundred Thousand Dollars of liabilities on the balance sheet of iGlobe. The purchase price (other than Carried Interest described above) will be paid in full at closing, provided, however, that such number or fraction of shares of Acquiror Convertible Preferred Stock as is equivalent in value to twenty-five percent (25%) of the Liquidation Amount (as such term is defined and used in the form of Certificate of Designations attached hereto as Exhibit A) will serve as an escrow amount for a period of one year following the Closing for the payment of



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

any items referenced as covenants, conditions, warranties and indemnifications in this Agreement pursuant to the terms and conditions of the Escrow Agreement substantially in the form attached hereto as Exhibit B.

         Section 1.3 Acquiror Convertible Preferred Stock. As set forth in the Certificate of Designations, the Acquiror Convertible Preferred Stock shall carry an annual cumulative dividend of twenty percent (20%), which will accrue and be paid at conversion or maturity in cash or Acquiror Common Stock. The Acquiror Convertible Preferred Stock will be convertible to Acquiror Common Stock one (1) year after the date of Closing, as defined in Section 1.4 below, at the "Market Price," which shall be $2.385, which is equal to one hundred and five percent (105%) of the average NASDAQ closing price per share of Acquiror Common Stock over the fifteen (15) trading days prior to the date first written above.

         Section 1.4 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the iGlobe Stock hereunder (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in
Article IX hereof (the "Closing Date"), at the offices of eGlobe, Inc. in Washington, D.C. or at the offices of eGlobe's attorneys in either Washington, D.C. or New York, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.5  Deliveries at Closing.

                  (a) At the Closing, Stockholder shall deliver (i) certificates representing the iGlobe Stock, duly endorsed or accompanied by stock powers duly executed in blank; (ii) the minute books and stock records of the Company; (iii) resignations of the officers and directors of the Company; and (iv) such other agreements, instruments and documents as are contemplated in this Agreement to be delivered by Stockholder at Closing.

                  (b) At the Closing, Acquiror shall deliver (i) certificates representing the Closing Acquiror Shares in the name of the Stockholder; and
(ii) such other agreements, instruments and documents as are contemplated in this Agreement to be delivered by Stockholder at Closing.

         Section 1.6 Price Adjustment. The parties acknowledge and agree that the Pro Forma Unaudited Balance Sheet provided as part of Schedule 2.4 may present liabilities greater than the liabilities assumable as part of the Purchase Price under Section 1.2 above. In the event that such a greater amount of liabilities is presented, the parties agree that they will, within two (2) consecutive business days either: (1) agree to a proportionate reduction in the Purchase Price; (b) agree to a reduction in the amount of liabilities to be assumed combined with a reduction in the Dividend Rate of the Acquiror Convertible Preferred Stock; or (c) Stockholder will cause the liabilities assumed to be reduced to One Million Five Hundred Thousand Dollars or less.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

         The Company and the Stockholder hereby jointly and severally represent and warrant to Acquiror as follows:



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         Section  2.1   Organization  and   Qualification.   The  Company  is  a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as otherwise disclosed in the Schedules attached hereto, the Company has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the character of its material properties owned, operated or leased or the nature of its material activities makes such qualification necessary. Except as otherwise indicated in Schedule 2.1 attached hereto, the Company has no subsidiaries or any equity interest or other investment in any person.

         Section 2.2 Certificate of Incorporation and Bylaws. The Company has heretofore delivered to Acquiror a complete and correct copy of the certificate of incorporation and bylaws of the Company and the certificate of incorporation of the Stockholder, each as amended to date. Such certificate of incorporation, bylaws and other organizational or governing documents are in full force and effect. Neither the Company nor Stockholder is in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

         Section 2.3  Capitalization.

                  (a) The authorized capital stock of the Company consists of One Thousand (1,000) shares of Company Common Stock, of which One Hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are owned beneficially and of record by the Stockholder free and clear of all Encumbrances There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of the Company have been reserved for any purpose.

                  (b) Except as set forth in Schedule 2.3, the Company has no outstanding indebtedness for borrowed money, except for current operating expenses incurred in the ordinary course of business.

         Section 2.4 The net working capital of the Company as of the Closing Date shall not be less than a deficit of One Million Dollars ($1,000,000). For purposes of this Section 2.4, "Net Working Capital" means current assets minus current liabilities as set forth on the Company's listing of the components of Net Working Capital (including a pro forma unaudited balance sheet as of August 1, 1999) on Schedule 2.4 attached hereto.




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

         Section 2.5 Authority. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate (including stockholder) action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         Section 2.6  No Conflict; Required Filings and Consents.

                  (a) Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any Law to which the Company is bound or by which any of the Assets is subject, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or by which any of the Assets is subject.

                  (b) Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

         Section 2.7 Financial Statements. At the Closing the Company will have prepared and furnished to Acquiror an unaudited balance sheet, statement of earnings, and cash flow statement of the Company as of the Closing Date and will present fairly, in all material respects, the financial condition of the Company and the results of operations and cash flows for the respective periods indicated. The Unaudited Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except that the Unaudited Balance Sheet will not contain all required footnotes and will be subject to normal recurring year-end adjustments). As soon as practicable after Closing Stockholder shall provide to Acquiror an audited balance sheet of the Company as of the Closing Date. Stockholder shall not take, any actions to cause the Company to incur any liabilities, contingent or absolute, matured or unmatured after the date first written above without the prior written consent of Acquiror, which shall not be unreasonable withheld.

         Section 2.8 Accounts Receivable and Payable. The accounts receivable and payable of the Company shown on Schedule 2.8, if any, or thereafter acquired by the Company have been, as the case may be, collected or are bona fide, arose in the ordinary course of business, and to the Company's and the Stockholder's knowledge, are not subject to any disputes or offsets.



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         Section 2.9  Ownership and Condition of the Assets.  The Company is the
sole and exclusive legal and equitable owner of and has good and marketable title to the Assets, set forth on the Unaudited Balance Sheet and, except as set forth in Schedule 2.9, such Assets are free and clear of all Encumbrances. No Person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Assets. All of the personal property of the Company is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. The Assets of the Company include all assets necessary to conduct the business of the Company as it has been conducted, as it is currently being conducted and as it plans to be conducted (including particularly its planned joint venture with Telia) which were in the possession of the Company or its Affiliates on or before August 1, 1999 and which have been identified to the Acquiror in the schedules supplied to Acquiror.

         Section 2.10 Leases. Schedule 2.10 lists and briefly describes all Material Leases under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. Except as otherwise indicated in Schedule 2.10, the Company is the owner and holder of all leasehold estates purported to be granted to the Company by the Material Leases described in Schedule 2.10 and the Company is the owner of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances. Except as otherwise indicated in Schedule 2.10, each such Material Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company has performed in all material respects all material obligations thereunder required to be performed by the Company to date. Except as otherwise indicated in Schedule 2.10, no party is in default in any material respect under any of the foregoing, and to the Company's and the Stockholder's knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

         Section 2.11  Other Agreements.(a)  Subject to Section  2.11(b)  below,
Schedule 2.11 lists all Material Contracts to which the Company is a party or by which the Company is bound, and the Company has delivered to Acquiror true and correct copies of all such agreements. Except as otherwise indicated in Section 2.11(b) and Schedule 2.11, each such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto, all necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, there have been no threatened cancellations thereof and are no outstanding disputes thereunder; the Company has in all material respects performed all the obligations thereunder required to be performed by the Company to date, no party is in default in any material respect under any Material Contract; and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.



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         (b) (i) Prior to the Closing  each  Material  Contract  either (A) will have been assigned and transferred to the Company by a Company Affiliate or, (B) in the event eGlobe waives the required assignment and transfer of a particular material contract, Stockholder will have caused appropriate actions to be taken to provide to the Company the benefit of such Material Contract, subject to the Company's performance of the corresponding obligations under such Material Contract. Where the assignment and transfer of any Material Contract to the Company requires the consent of a third party which has not been obtained prior to Closing (or where the terms and conditions of any Material Contract require a third party consent to the transactions contemplated under this Agreement which has not been obtained prior to Closing), Stockholder shall cooperate with Company, upon Company's request, to take appropriate actions to obtain such consent as soon as practicable after Closing. For any Material Contract with respect to which a third party consent required for assignment and transfer to the Company (or for the transactions contemplated under this Agreement) is not obtained or with respect to which assignment and transfer to the Company (or the transactions contemplated under this Agreement) would otherwise result in a breach of such Material Contract, Stockholder shall use commercially reasonable efforts to cause the benefit of such Material Contract, subject to the Company's performance of the corresponding obligations under such Material Contract, to continue to be provided to the Company for a reasonable period of time after Closing to be determined through good faith negotiations between Stockholder and Acquiror.

         (ii) Notwithstanding the requirement of Section 2.11(b)(i), Acquiror shall waive the assignment and transfer of any remaining Material Contracts upon the assignment and transfer to Company of, in the aggregate, Material Contracts representing at least ninety percent (90%) of the value of the businesses transferred to iGlobe by Stockholder Affiliates that is attributable to the Material Contracts.

         Section 2.12 Real Property. Schedule 2.12 contains a list and brief description of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by the Company (collectively, the "Real Property"). The Real Property described in Schedule 2.12 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted. The Company is not aware of any easement or other real property interest, other than those described in Schedule 2.12, that is required, or that has been asserted by a Government Entity or other person to be required, to conduct the business and operations of the Company. The Company has delivered to Acquiror true and complete copies of all deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available to the Company for immediate use in the conduct of the Company's business and operations, and (iii) to the Company's and the Stockholder' knowledge complies in all material respects with all applicable building or zoning codes and the regulations of any Government Entity having jurisdiction.

         Section 2.13  Environmental Matters.

                  (a) The Company has complied in all material respects and is in material compliance with all Environmental Laws. There are no pending or, to the knowledge of the



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Company  and  the  Stockholder,   threatened  actions,   suits,   claims,  legal
proceedings or other proceedings against the Company based on, and the Company has not directly or indirectly received any notice of any complaint, order,
directive,   citation,   notice   of   responsibility,   notice   of   potential
responsibility, or information request from any Government Entity or any other Person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the real property leased by the Company; (iv) any facility operations or procedures of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's activities involving Hazardous Materials.

                  (b) As used herein, these terms shall have the following meanings:

                          (i) "Environmental Laws" means all applicable foreign,
federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

                          (ii)  "Hazardous Materials" means wastes,  substances,
or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

         Section 2.14 Litigation. Except as described on Schedule 2.14, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of the Company and the Stockholder, threatened against or involving the Company, the Assets or the business and operations of the Company, at law or in equity, or before or by any court, arbitrator or Government Entity. Except as described on Schedule 2.14, the Company is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

         Section 2.15 Compliance with Laws; Licenses and Permits. The Company has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the Company, the Assets and the Company's business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental



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protection,  zoning and other matters. With respect to all permits, licenses and approvals from all Governmental Entities necessary to conduct the business and operations of the Company as now conducted and as proposed to be conducted and to own, use and maintain the Assets (the "Licenses"): (i) the Licenses will have been applied for by the Company prior to the Closing; and (ii) Stockholder will cause appropriate actions to be taken to transfer the Licenses to the Company from Company Affiliate(s) as soon as practicable after Closing. Stockholder will employ its good faith best efforts to cause the benefit of any license to be transferred to the Company from Company Affiliates to be provided to the Company pending such transfer.

         Section 2.16  Intellectual Property.

                  (a) The Company owns, or is licensed or otherwise possesses all necessary rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or marketed in and are material with respect to the business of the Company as presently conducted.

                  (b)  Schedule  2.16  lists  all (i)  patents,  registered  and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated, or form a part of, any Company product.

                  (c) To the knowledge of the Company and the Stockholder, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. Except as set forth in Schedule 2.16, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. Except as set forth in
Schedule 2.16, there are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

                  (d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                  (e) The Company (i) has not been served with process, and is not aware that any Person is intending to serve process on the Company, in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To the knowledge of the Company, the business of the Company as presently conducted does not infringe any patent, trademark, service mark, copyright, trade secret or other propriety right of any third party.

         Section 2.17  Taxes and Assessments.

                  (a) Except as described on Schedule 2.17, the Company has paid or reserved for all Taxes, due and payable for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

                  (b) The Company has filed on a timely basis all Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. Except as described on Schedule 2.17, the Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has not given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party except for such withholding or payments to be made at or before Closing.

                  (d) Neither the Company, including any director, officer or employee responsible for tax matters of the Company, or the Stockholder, including any director, officer or employee responsible for tax matters of the Stockholder, is aware of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which such Company has knowledge based upon personal contact with any agent of such authority. The Company has delivered to Acquiror correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies since December 31, 1995. Schedule 2.17 sets forth a complete and accurate list of Company Tax Returns filed with respect to the taxable periods of the Company ended on or after December 31, 1995; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

                  (e) The unpaid Taxes of the Company (i) did not, as of the date of the most recent audited financial statements of the Companies furnished to Acquiror on or prior to the date hereof pursuant to Section 2.7, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Company Tax Returns.

                  (f) The Company has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Except as set forth on Schedule 2.17, the Company has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on Schedule 2.17, the Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is the Stockholder. The Company has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (g) Stockholder will furnish to Acquiror as soon as practicable after Closing, but in any event no later than thirty (30) business days after the Closing, the following information with respect to the Company as of the date hereof: (i) the federal income tax basis of the Company in its assets; and (ii) the amount of any net operating loss carryover, net capital loss carryover, unused investment, foreign tax or other credit, or excess charitable contribution allocable to the Company.

                  (h) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of group. All such Tax Returns were correct and complete in all respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the group.

                  (i) The Stockholder, including any director, officer or employee responsible for tax matters of the Stockholder or any of its Subsidiaries, does not expect any authority to assess any additional income Taxes against any Affiliated Group for any taxable period during which the Company was a member of the group. There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Company was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which the Stockholder, including any director, officer or employee responsible for tax matters of the Stockholder or any of its Subsidiaries, has knowledge based upon personal contact with any agent of such authority. Except as disclosed at Schedule 2.17, no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Company was a member of the group.

         Section 2.18      Employment Matters.

                  (a) Neither the Company nor any Employee Benefit Plan maintained by the Company or to which the Company has or has had the obligation to contribute in respect of any current or former Company employees is in violation of any provisions of Law (including without limitation, if such Employee Benefit Plan is intended by the Company to satisfy the requirements for tax qualification described in Section 401 of the Code, the Code and the requirements for tax qualification described in Section 401 thereof); no reportable event, within the meaning of ERISA, Section 4043(c)(1), (2), (3),
(5), (6), (7) or (10), has occurred and is continuing with respect to any such Employee Benefit Plan and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan. No Employee Benefit Plan maintained by the Company is a Multiemployer Plan (as such term is defined in ERISA), is subject to Title IV of ERISA or provides post-retirement medical, life insurance or other benefits except to the extent required to comply with the health care continuation coverage requirements of ERISA and the Code. Except as set forth in Schedule 2.18, the Company does not
(i) maintain and has never maintained any Employee Benefit Plan or Other Arrangement, (ii) is or ever has been a party to any Employee Benefit Plan or Other Arrangement or (iii) have obligations under any Employee Benefit Plan or Other Arrangement.

                  (b) There are no collective bargaining agreements applicable to any Company employees and the Company has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

                  (c) Schedule  2.18 contains a true and complete list of names, positions and rates of compensation of all employees of the Company. With respect to any persons employed by the Company, to the Company's and Stockholder' knowledge, the Company is in compliance with all Laws respecting employment conditions and practices, has withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (d) With respect to any Persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the knowledge of the Company and the Stockholder, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Government Entity nor, to the knowledge of the Company and the Stockholder, does any basis therefor exist.

                  (e) No Employee Benefit Plan or Other Arrangement, individually or collectively, provides for any payment by the Company to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

         Section 2.19 Transactions with Related Parties.  Except as set forth in
Schedule 2.19, neither any present or former officer, director, stockholder or Person known by the Company to be an affiliate of the Company, nor any Person known by the Company to be an affiliate of any such Person, is currently a party to any transaction or agreement with the Company, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate. Schedule 2.19 sets forth all amounts currently owed by the Company to the Stockholder or any Affiliate of the Company (including amounts charged for administrative, purchasing, data access, licensing, financial or other services).

         Section 2.20 Insurance. The Company has made available to Acquiror copies of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Company. All such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; (c) are valid, outstanding, and enforceable policies; and (d) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the business and operations of the Company.

         Section 2.21 Voting Requirements. The affirmative vote of the holder of a majority of all outstanding shares of the Company Common Stock to adopt this Agreement (the "Company Stockholder Approval"), which such Company Stockholder Approval has been obtained, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Acquisition.

         Section 2.22 Brokers. Except as set forth on Schedule 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         Section 2.23 Compliance with Foreign Corrupt Practices Act. The Company represents and warrants that it is not in violation of the Foreign Corrupt Practices Act of 1977, as amended, which prohibits businesses and businesspeople from providing any payment or gratuity to foreign officials in exchange or obtaining or retaining business.

         Section 2.24 Disclosure. No representations or warranties by the Company or the Stockholder in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by the Company or the Stockholder to Acquiror pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         Section 2.25 No Stock Trading or Short Positions. The Company and Stockholder represent and warrant that neither the Company, the Stockholder, nor any Affiliate or officer has traded, directly or indirectly, and, in particular, has taken a short position, in the common stock of Acquiror subsequent to the signing of a certain letter of intent in connection with this transaction on July 23, 1999.

         Section 2.26 Y2K Compliance. All software and firmware used by Company in connection with any material aspect of Company's business and operations (the "Software") is Year 2000 Compliant. "Year 2000 Compliant" means that the Software is designed to be used before, during and after the calendar Year 2000 and that it will operate during each such time period without error relating to date data, including without limitation, errors relating to or which are the result of date data which represents or references different centuries or more than one century.

ARTICLE III.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         The Stockholder hereby represents and warrants to Acquiror as follows:

         Section 3.1 Title to Company Stock. The Stockholder is and as of the Effective Time will be the sole legal, beneficial and record owner of all of the shares of Company Stock. Since the date of issuance or sale of such shares of Company Stock to the Stockholder, there has been no event, or action taken (or failure to take action) by or against the Stockholder, which has resulted or might result in the creation of any Encumbrance on such shares. The Stockholder has and as of the Effective time the Stockholder will have good, valid and marketable title to all of the shares of Company Stock, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws, with full right and lawful authority to sell and transfer the shares to Acquiror pursuant to this Agreement. Immediately following the Effective Time, Acquiror will acquire good, valid and marketable title thereto, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws.

         Section 3.2 Authority and Capacity. Such Stockholder has full legal right, capacity, power and authority to execute and deliver this Agreement and all other documents, instruments, certificates and agreements executed or to be executed by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

         Section 3.3 Absence of Violation. The execution, delivery and performance by such Stockholder of this Agreement and all other documents, instruments, certificates and agreements contemplated hereby to which it is a party, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws having applicability to it; or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which it is a party.

         Section 3.4 Restrictions and Consents. There are no agreements, Laws or other restrictions of any kind to which the Stockholder is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement by the Stockholder.

         Section 3.5  Binding Obligation.  This Agreement constitutes,  and each document, instrument, certificate and agreement to be executed by such Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         Section 3.6 No Registration Under the Securities Act. The Stockholder understands that the shares of Acquiror Convertible Preferred Stock and Acquiror Common Stock to be issued to the Stockholder under this Agreement or upon conversion of the Acquiror Convertible Preferred Stock have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions contained in the Securities Act or interpretations thereof, and neither such shares of Acquiror Convertible Preferred Stock or Acquiror Common Stock can be offered for sale, sold or otherwise transferred unless such shares are so registered or qualify for exemption from registration under the Securities Act.

         Section 3.7 Acquisition for Investment. The shares of Acquiror Convertible Preferred Stock and Acquiror Common Stock to be issued to the Stockholder under this Agreement or upon conversion of the Acquiror Convertible Preferred Stock, are being (or will be) acquired by the Stockholder in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. Such shares will not be offered for sale, sold or otherwise transferred by the Stockholder without either registration or exemption from registration under the Securities Act.

         Section 3.8 Evaluation of Merits and Risks of Investment. The Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of the Stockholder's investment in the shares of Acquiror Convertible Preferred Stock and Acquiror Common Stock to be acquired hereunder or upon conversion of the Acquiror Convertible Preferred Stock. The Stockholder understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such shares for an indefinite period of time, inasmuch as the shares have not been registered under the Securities Act). The Stockholder is an "accredited investor", as that term is defined in Regulation D promulgated under the Securities Act. The Stockholder confirms that Acquiror has made available to the Stockholder and its representatives and agents the opportunity to ask questions of the officers and management employees of Acquiror about the business and financial condition of Acquiror as the Stockholder or its representatives have requested.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to the Company and the Stockholder as follows:

         Section 4.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

         Section 4.2 Certificate of Incorporation and Bylaws. Acquiror has herewith delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

         Section 4.3 Capitalization. The authorized capital stock of Acquiror consists of: (i) one hundred million (100,000,000) shares of Acquiror Common Stock of which 22,943,541 shares are issued and outstanding on the date of execution of this Agreement; and (ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share, of which: (a) five hundred thousand (500,000) shares of Series B Convertible Preferred Stock are authorized, of which no shares are issued and outstanding; (b) two hundred (200) shares of 8% Series C Cumulative Convertible Preferred Stock are authorized, of which no shares are issued and outstanding; (c) one hundred twenty-five (125) shares of 8% Series D Cumulative Convertible Preferred Stock are authorized, of which fifty (50) shares are issued and outstanding; (d) one hundred twenty-five (125) shares of 8% Series E Cumulative Convertible Redeemable Preferred Stock are authorized, of which fifty (50) shares are issued and outstanding; (e) 2,020,000 shares of Series F Convertible Preferred Stock are authorized, of which 1,010,000 shares are issued and outstanding; (f) 1 share of 6% Series G Cumulative Convertible Redeemable Preferred Stock is authorized, of which no shares are issued and outstanding; (g) 500,000 shares of Series H Convertible Preferred Stock is authorized, issued and outstanding; (h) 400,000 shares of Series I Convertible Preferred Stock is authorized issued and outstanding; and
(i) 30 shares of 5% Series K Cumulative Convertible Preferred Stock is authorized, issued and outstanding. Acquiror is presently proposing to issue 5% Series J Cumulative Convertible Preferred Stock as prepayment of $4.0 million under the $20.0 million secured note agreement. Except as set forth in Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in Acquiror, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of Acquiror. Except as set forth in Schedule 4.3, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. No Senior Stock or Parity Stock (as those terms are defined and used in the form of Certificate of Designations attached hereto as Exhibit A) is authorized, except for the Senior Stock and/or Parity Stock listed and described in Schedule 4.3 attached hereto.

         Section 4.4 Authority. Except for the final approval of Acquiror's Board of Directors, the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company and the Stockholder, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         Section 4.5  No Conflict; Required Filings and Consents.

                  (a) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) conflict with or violate any Law applicable to Acquiror or its assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror is bound, or by which any of its properties or assets is subject.

                  (b) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

         Section 4.6 Financial Statements. The audited balance sheet of Acquiror as of the end of the fiscal year ending December 31, 1998, and the audited statement of income and cash flows for such fiscal year fairly present, in all material respects, the financial condition of Acquiror as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as reflected in the audited balance sheet of Acquiror as of December 31, 1998 (the "Acquiror Balance Sheet Date"), Acquiror has no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date that would not have an Acquiror Material Adverse Effect.

         Section 4.7 Absence of Certain Changes or Events. Except as set forth in Schedule 4.7, since December 31, 1998, Acquiror has not incurred any material liability, except in the ordinary course of its business consistent with its past practices, and Acquiror has conducted its business in the ordinary course consistent with its past practices. Except as set forth in Schedule 4.7, since December 31, 1998, there has not been any change in the business, condition (financial or otherwise) or results of operations of Acquiror, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect.

         Section 4.8 Agreements. Except as set forth in Schedule 4.8, all agreements that were, or were required to be, filed as exhibits to the Acquiror's Annual Report on Form 10-K (collectively, the "Acquiror Material Contracts") are valid and in full force and effect on the date hereof, and Acquiror has not (and has no knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Material Contract, except for defaults which would not reasonably be expected to have an Acquiror Material Adverse Effect.

         Section 4.9 Litigation. Except as set forth in Schedule 4.9, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of Acquiror, threatened against or involving Acquiror or the business and operations of Acquiror, at law or in equity, or before or by any court, arbitrator or Government Entity. Acquiror is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

         Section 4.10 Taxes and Assessments. Except as set forth in Schedule 4.10, Acquiror has (i) duly and timely paid all Taxes which have become due and payable by it; (ii) Acquiror has received no notice of, nor does Acquiror have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; and (iii) to Acquiror's knowledge, there are no audits pending and there are no outstanding agreements or waivers by Acquiror that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes.

         Section 4.11 Voting Requirements. The affirmative vote of Acquiror's Board of Directors is the only vote necessary to approve, adopt and consummate the transactions under this Agreement on behalf of Acquiror.

         Section 4.12 Brokers. No broker, finder or investment banker, except in connection with Acquiror's determination of the value of the Merger, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

         Section 4.13 Disclosure. No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by Acquiror to the Company and the Stockholder pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. As of the date hereof, Acquiror has made all necessary filings pursuant to the applicable requirements of the Securities Act of 1933, as amended ("Act") and the Securities Exchange Act of 1934, as amended (collectively, the "Acquiror Public Reports"). The Acquiror Public Reports complied at the respective times of the filing thereof in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended, and, as of the dates thereof, did not contain any untrue statement of any material fact or omit to state a material fact necessary in the light of the circumstances under which it was made, in order to make the statements therein not misleading. All financial statements set forth in the Acquiror Public Reports present fairly in all material respects the consolidated financial condition of Acquiror and its Affiliates as of (or for the years ending on) their respective dates.

ARTICLE V.  COVENANTS

         Section 5.1 Affirmative Covenants of the Company. The Company and the Stockholder hereby covenant and agree that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall: (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws;
(b) preserve substantially intact its business organization, maintain its rights and franchises, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted and (d) all intercompany accounts between the Company and the Stockholder and any of its affiliates shall be eliminated.

         Section 5.2 Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date hereof until the Closing, the Company shall not (and the Stockholder shall cause it not to) take any of the following actions:

                  (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable Law;

                  (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;

                  (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

                  (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares or securities, or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

                  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and in amounts which are set forth and described in the Company's Capital Budget, a true and complete copy of which has been provided to Acquiror and other than expenditures in connection with the consummation of the transactions contemplated hereunder; and will not unreasonably delay in making expenditures contemplated by the Company's Capital Budget;

                  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets except for dispositions in the ordinary course of business and consistent with past practice;

                  (g) propose or adopt any amendments to its certificate of incorporation and bylaws;

                  (h) (i) change any of its methods of accounting in effect at January 1, 1998, or (ii) except with respect to state and federal excise taxes that may be or become due and payable, make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied;

                  (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices and payables in connection with consummation of the transactions contemplated hereunder;

                  (j) enter into or modify in any material respect any Material Contract or any other contract which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 2.11;

                  (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions set forth in Article VI not being satisfied; or

                  (l) agree in writing or otherwise to do any of the foregoing.

ARTICLE VI.  ADDITIONAL AGREEMENTS

         Section 6.1  Preparation  of the Form S-1. At Acquiror's  sole expense, when Acquiror next amends its pending Form S-1 registration statement registering shares for resale, Acquiror shall use its reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC"), a new registration statement or an amendment to such pending registration statement registering for resale by the Stockholder all of the shares of Acquiror Common Stock which would be issued upon conversion of all the Acquiror Convertible Preferred Stock issued or issuable to the Stockholder.

         Section 6.2 Consents and Approvals; Filings and Notices. The Company and the Stockholder shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by the Company and the Stockholder in connection with the transactions contemplated hereunder, including, without limitation, all filings, if any, with notices to and consents and approvals from Government Entities and other persons.

         Section  6.3  Access  and  Information.  From  the date  hereof  to the
Closing, the Company shall afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, and other representatives of Acquiror full and complete access during normal business hours (with reasonable advance notice) to the properties, books, records, contracts, facilities, premises, and equipment relating to the Assets and the Company (including without limitation, operating and financial information with respect to the Company) as Acquiror may reasonably request, provided that Acquiror and its agents, employees and representatives enter into a commercially reasonable confidentiality and nondisclosure agreement with the Company. In the event that Acquiror determines after the Closing that it is necessary or desirable to audit the financial statements of the Company for any period prior to the Closing Date, the Stockholder agrees to cooperate with the Acquiror, the Company and auditors for the Company to the extent necessary to complete such audit in a timely manner.

         In addition, Company and the Stockholder shall, and shall ensure that their respective affiliates shall, afford to Acquiror and their respective officers, employees, accountants, consultants and legal counsel, access at any time and from time to time following the date hereof, but during business days and normal business hours, to the books, records and other information (including without limitation, operating and financial information), contracts, facilities and premises relating to the Assets, the Stockholder and all other companies, divisions or other entities or portions thereof that Acquiror may reasonably request for purposes of preparing audited financial statements pursuant to Acquiror's reporting requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Securities Laws"), make available the personnel, accountants and other representatives having knowledge regarding the same and cooperate with and furnish assistance to Acquiror (provided that Company and the Stockholder shall not be obligated to incur any non-minimal cost or expense), as Acquiror may reasonably request in connection with the preparation of financial statements with respect to the business represented thereby being acquired under the Purchase Agreement. In connection with an audit of such financial statements, if required, Company and its financial and other management agree to provide certain representations in the form of a representation letter to BDO Seidman, LLP, independent certified public accountants, in accordance with generally accepted auditing standards. The provision of such financial statement representations and information and assistance shall be reasonably prompt. Company and the Stockholder shall ensure that none of such information is destroyed during the three (3)-year period commencing on the closing date unless Acquiror has been afforded a reasonable opportunity to obtain and make copies of the information.

         Any  document or  information  produced or  disclosed  pursuant to this
Section 6.3 in any form is Confidential Information and Acquiror shall not permit the duplication, use, or disclosure of any such Confidential Information by or to any third party (other than officers, employees, accountants, consultants and legal counsel) except as required pursuant to the Securities Laws and permitted hereunder, unless such duplication, use or disclosure is specifically authorized by Company or the Stockholder in writing prior to any disclosure. Acquiror shall use commercially reasonable diligence, and in no event less than that degree of care that such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information.

         Section 6.4 Confidentiality. Each party shall hold in strict confidence all documents and information concerning the other and its business and properties (except that either party may disclose such documents and information to any Government Entity reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to any legal requirement or in furtherance of the transactions contemplated herein), and if the transactions contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) and copies thereof shall immediately thereafter be destroyed, or returned to the party originally furnishing same, subject to the terms of the existing non-disclosure agreement between Acquiror and the Company.

         Section 6.5 Further Action; Reasonable Best Efforts. Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein.

         Section 6.6 Public Announcements. Each of the Stockholder, the Company and Acquiror shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

         Section 6.7 No Solicitation. During the term of this Agreement, neither the Company nor any of their affiliates or any person acting on behalf of such party shall (a) solicit or favorably respond to indications of interest from, or enter into negotiations with, any third party for any proposed merger, consolidation, sale or acquisition of the Company, the Assets or any capital stock of the Company or (b) furnish or cause to be furnished any nonpublic information concerning the Company to any person other than in the ordinary course of business or pursuant to applicable Law and after prior written notice to Acquiror.

         Section 6.8 Blue Sky. Acquiror shall use reasonable efforts to obtain prior to the Closing Date any necessary blue sky permits and approvals required to permit the distribution of the shares of the Acquiror Common Stock to be issued upon conversion of the Acquiror Convertible Preferred Stock to be issued in accordance with the provisions of this Agreement.

         Section 6.9 Employee Matters. Acquiror shall cause the Company after the Closing to offer at-will employment following the Closing to each of the employees of the Company on terms and conditions comparable to similar positions at Acquiror. To the extent permitted by applicable law, rule and regulation, and the terms of the applicable employee benefit plans, such employees shall become eligible in the ordinary course for inclusion in the employee benefit plans of Acquiror.

         Section  6.10  Amendment  of  Certificate  of  Designations.   Acquiror
covenants and agrees that from the date of this Agreement until the date on which all of the Acquiror Convertible Preferred Stock is converted into Acquiror Common Stock, it shall take no actions to amend the Certificate of Designations or otherwise change the rights, preferences and privileges of the Acquiror Convertible Preferred Stock.

ARTICLE VII.  CLOSING CONDITIONS

         Section 7.1 Conditions to Obligations of Acquiror and the Stockholder. The respective obligations of Acquiror and the Stockholder to effect transactions contemplated in Section 1.1 herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Approvals. The board of directors of Acquiror and the Stockholder shall have approved the Transaction.

                  (b) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

         Section 7.2 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of the Company and the Stockholder made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate of the president or vice-president-finance of the Company and a certificate of the Stockholder to that effect.

                  (b) Agreements and Covenants. The agreements and covenants of the Company and the Stockholder required to be performed on or before the Closing Date shall have been performed in all material respects. Acquiror shall have received a certificate of the president or vice president-finance of the Company and a certificate of the Stockholder to that effect.

                  (c) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

                  (d) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by Acquiror.

                  (e) No Company Material Adverse Effect. Since December 31, 1998, no Company Material Adverse Effect shall have occurred and be continuing as of August 1, 1999.

                  (f) Required Consents. The Company shall have delivered to Acquiror at or before Closing all consents, assignments or notices necessary to be obtained or made by the Company in connection with the transactions contemplated by this Agreement.

                  (g) Employment Agreements. Each of Robin Brown and Peter Collins shall have executed and delivered to Acquiror at or before Closing employment agreements, for terms of at least three years, in the form of Exhibits C-1 and C-2 attached hereto.

                  (h) Legal Opinion. Acquiror shall have received an opinion of counsel from the Company's counsel in form and substance reasonably satisfactory to Acquiror.

                  (i) Termination of Employee Rights Agreements. Company shall have terminated any Employee Appreciation Rights Plan or Appreciation Rights Agreements previously entered into by Company and all outstanding options to purchase shares of the Company's capital stock.

                  (j) Company Stock Certificates. Delivery by the Stockholder of certificates for the iGlobe Stock as provided in Section 1.4 hereof.

                  (k) Tax Matters Agreement. Delivery by the Stockholder of the tax agreement in the form of Exhibit D attached hereto (the "Tax Matters Agreement").

                  (l) Completion of Due Diligence. Completion by eGlobe of due diligence reasonably satisfactory to eGlobe of the properties and assets of the business, contracts, agreements, books, records and documents relating to Satellite Services, Carrier Services and their businesses as transferred by Stockholder or its affiliates to the Company.

                  (m) No Material Adverse Changes. Certificate signed by Company and Stockholder that there has been no material adverse change since the date first written above in the either the business of Satellite Services or Carrier Services.

                  (n) Other Closing Documents. The Company and the Stockholder shall have executed and/or delivered to Acquiror such additional documents, certificates, opinions and agreements as Acquiror may reasonably request.

         Section 7.3 Additional Conditions to Obligations of the Stockholder. The obligations of the Stockholder to effect the transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of Acquiror made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

                  (b) Agreements and Covenants. The agreements and covenants of Acquiror required to be performed on or before the Closing Date shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

                  (c) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

                  (d) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by the Company.

                  (e) Legal Opinion. The Company and the Stockholder shall have received a legal opinion from counsel to Acquiror, in form and substance reasonably satisfactory to the Company and the Stockholder.

                  (f) Amended Certificate of Incorporation. Delivery by Acquiror of evidence satisfactory to the Stockholder that the Certificate of Designations for the Acquiror Convertible Preferred Stock in the form attached hereto as Exhibit A has been filed with the Secretary of State of the State of Delaware and has become effective.

                  (g) Delivery of Acquiror Convertible Preferred Stock. Delivery by Acquiror to the Stockholder of Acquiror Convertible Preferred Stock as provided in the Certificate of Designations.

                  (h) Other Closing Documents. Acquiror shall have executed and/or delivered to the Company such additional documents, certificates, opinions and agreements as the Company may reasonably request.

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of Acquiror and the Company or the Stockholder;

                  (b) by Acquiror if the Company or the Stockholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligations of Acquiror to close specified in Section 7.2 will not be satisfied;

                  (c) by the Company or the Stockholder if Acquiror shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of the Company to close specified in Section 8.3 will not be satisfied;

                  (d) by either Acquiror or the Company or the Stockholder if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Acquisition shall have become final and nonappealable; or

                  (e) by either Acquiror or the Company or the Stockholder if the Effective Time has not occurred on or prior to October 15, 1999 (unless such date shall be extended by the mutual written consent of the parties); provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date or the inability of such condition to be satisfied.

         Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 6.4 and 10.11 shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at law or in equity for such breach.

         Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 8.4 Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

ARTICLE IX.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

         Section 9.1 Survival of Representations. All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein or pursuant hereto, shall be deemed made on and as of the Closing as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto, as follows: (a) unless otherwise specified below, representations and warranties shall survive for a period of two (2) years after the Closing Date; (b) representations and warranties with respect to Taxes and those representations and warranties in Section 2.18 shall survive until the expiration of the applicable statute of limitations; (c) representations, warranties and covenants for matters relating to title to the capital stock of the Company and the Assets shall continue in full force and effect in perpetuity; and (d) the covenants and agreements in this Article IX and the covenants and agreements which by their terms survive the Closing shall continue in full force and effect until fully discharged. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

         Section 9.2 Agreement of the Company and the Stockholder to Indemnify. Subject to the conditions and provisions of this Article IX, the Company and the Stockholder hereby agree to indemnify, defend and hold harmless Acquiror and its officers, directors, employees, agents and representatives (collectively, the "Acquiror Indemnified Persons") from and against and in respect of all Losses resulting from, imposed upon or incurred by the Acquiror Indemnified Persons, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other agreements including, without limitation, failure to obtain consents required in Sections 2.6, given or made by it or the Company or the Stockholder in this Agreement or in any document, certificate or agreement furnished by or on behalf of any such party pursuant to this Agreement. It shall be a condition to the right of any Acquiror Indemnified Person to indemnification pursuant to this Section that such Acquiror Indemnified Person shall assert a claim for such indemnification within the applicable survival periods set forth in Section 9.1 hereof.

         Section 9.3 Agreement of Acquiror to Indemnify. Subject to the conditions and provisions of this Article IX, Acquiror hereby agree to indemnify, defend and hold harmless the Company and the Stockholder from and against and in respect of all Losses resulting from, imposed upon or incurred by the Company and the Stockholder, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other agreements, given or made by Acquiror in this Agreement or in any document, certificate or agreement furnished by or on behalf of Acquiror pursuant to this Agreement. It shall be a condition to the rights of the Company and the Stockholder to indemnification pursuant to this Section that such party shall assert a claim for such indemnification within the applicable survival periods set forth in Section 9.1 hereof.

         Section 9.4 Conditions of Indemnification. The obligations and liabilities of the Company, the Stockholder and Acquiror hereunder with respect to their respective indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

                  (a) The party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual material damage by reason of such failure.

                  (b) Subject to Section 9.4(c) below, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

                  (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.4(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

                  (d) Anything in this Section 9.4 to the contrary notwithstanding: (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance reasonably satisfactory to the Indemnified Party; (ii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Third Party Claim and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

         Section 9.5 Limitations. Anything contained herein to the contrary notwithstanding, no claim shall be made by Acquiror under Section 9.2(b) of this Agreement until the aggregate of any such damages exceeds One Hundred Thousand Dollars ($100,000); provided, however, if the aggregate of such damage exceeds One Hundred Thousand Dollars ($100,000), the Stockholder shall be liable for all such damages, not just the excess over One Hundred Thousand Dollars ($100,000).

         Each claim for indemnification by Acquiror Indemnified Persons shall be satisfied by, (i) first, to the extent that Acquiror Convertible Preferred Stock remains unconverted, a reduction in the liquidation amount of the Acquiror Convertible Preferred Stock received in connection with the transactions contemplated hereby, (ii) second, in shares of Acquiror Common Stock, if conversion of the Acquiror Convertible Preferred Stock has occurred, where such shares are valued, for purposes of such indemnification, at the Market Price, and (iii) third, if such shares then held by the Indemnifying Party or Parties responsible for such claim are not sufficient to satisfy a claim in full, in cash.

         The Stockholder hereby irrevocably waives any and all right to recourse against the Company with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Stockholder or the Company in this Agreement or any document, certificate or agreement entered into or delivered pursuant hereto. The Stockholder shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of the Stockholder or the Company that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

         Section 9.6 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

ARTICLE X.  GENERAL PROVISIONS

         Section 10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (a)      If to Acquiror:

                           eGlobe, Inc.
                           1250 24th Street, NW, Suite 725
                           Washington, D.C. 20037
                           Telecopier No.:       (202) 822-8984
                           Attention:            Ronald Fried

                  (b)      If to the Company:

                           Highpoint Telecommunications, Inc.
                           1030-999 W. Hastings Street
                           Vancouver, B.C. V6C 8W2
                           Telecopier No:  (602) 688-7330
                           Attention:  Don MacFayden

                           with a copy to:

                           Graham & James LLP
                           One Maritime Plaza, Suite 300
                           San Francisco, CA
                           Telecopier No: (415) 391-2493
                           Attention:  Rem Kinne, Esq.

         Section 10.2 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                  (b) "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

                  (c) "Assets" shall mean the material assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of the Company.

                  (d) "Acquiror Material Adverse Effect" means any material adverse effect on the assets, business, financial condition or results of operations of the Acquiror and its subsidiaries, taken as a whole.

                  (e) "Company Material Adverse Effect" means any material adverse effect on the Assets or on the business, financial condition or results of operations of the Company.

                  (f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  (g) "Employee Benefit Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Seller or any Subsidiary; (ii) to which the Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for the Company or any Subsidiary and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder.

                  (h) "Encumbrances" means material mortgages, liens, pledges, encumbrances, security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity of any kind.

                  (i) "Government Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  (j) "IP Solutions, B.V." is the entity through which the joint venture business in Latin America between Telia and the Satellite Services portion of iGlobe is planned to be conducted and means that entity or any other entity through which such joint venture business is or shall be conducted.

                  (k) "Knowledge of the Company and the Stockholder" or "to the Company's and Stockholder' knowledge" means the actual, current personal knowledge of David Warnes, Robin Brown, Peter Collins and Ian Watson but without independent investigation beyond their duties as officers or directors of the Company.

                  (l) "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

                  (m) "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

                  (n) "Material Contracts" means, collectively, all contracts which (i) involve an aggregate annual expenditure by the Company of Five Thousand Dollars ($5,000) or more, (ii) are not cancelable by the Company without cost on sixty (60) days or less notice, (iii) are with any current customer, supplier or distribution partner and have an unexpired term of two (2) or more years, and (iv) restrict or regulate in any manner the conduct of business of the Company, require the referral of any business by the Company, or require or purport to require the payment of money or the acceleration of performance of any obligations of the Company by virtue of the Closing and "Material Contract" means each of the Material Contracts, individually.

                  (o) "Material  Leases" means,  collectively,  all leases which
(i) involve an aggregate annual expenditure by the Company of Five Thousand Dollars ($5,000) or more, (ii) are not cancelable by the Company without cost on sixty (60) days or less notice, or (iii) have a term which extends for more than one year from the Closing and "Material Lease" means each of the Material Leases, individually.

                  (p) "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not an Employee Benefit Plan.

                  (q) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

                  (r) "Subsidiary" means a corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

                  (s) "Third Party Claim" means any claim or other assertion of liability by a third party.

         Section 10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


         Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 10.5 Entire Agreement. This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         In the event of any inconsistency between the statements in the body or Schedules of this Agreement and the Tax Matters Agreement, the statements in the Tax Matters Agreement shall control.

         Section 10.6 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

         Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 10.8 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the Acquiror Indemnified Persons under Article IX hereof.

         Section 10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to applicable choice of law principles).

         Section  10.10  Counterparts.   This  Agreement  may  be  executed  and
delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 10.11 Fees and Expenses. Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

                  IN WITNESS WHEREOF, the parties hereto have caused this STOCK PURCHASE AGREEMENT to be executed and delivered as of the date first written above.

                                        eGLOBE, INC.


                                        By:
                                               -------------------------------
                                        Name:
                                               -------------------------------
                                        Title:
                                               -------------------------------


                                        IGLOBE, INC.


                                        By:
                                               -------------------------------
                                        Name:
                                               -------------------------------
                                        Title:
                                               -------------------------------


                                        HIGHPOINT TELECOMMUNICATIONS, INC.


                                        By:
                                               -------------------------------
                                        Name:
                                               -------------------------------
                                        Title:
                                               -------------------------------

ARTICLE I             SALE AND PURCHASE OF STOCK ..............................................................1

     Section 1.1      Sale and Purchase of Stock. .............................................................1
     Section 1.2      Purchase Price. .........................................................................1
     Section 1.3      Acquiror Convertible Preferred Stock. ...................................................2
     Section 1.4      Closing. ................................................................................2
     Section 1.5      Deliveries at Closing. ..................................................................2

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER .......................2

     Section 2.1      Organization and Qualification. .........................................................3
     Section 2.2      Certificate of Incorporation and Bylaws. ................................................3
     Section 2.3      Capitalization. .........................................................................3
     Section 2.4      Net Working Capital. ....................................................................3
     Section 2.5      Authority. ..............................................................................4
     Section 2.6      No Conflict; Required Filings and Consents. .............................................4
     Section 2.7      Financial Statements. ...................................................................4
     Section 2.8      Accounts Receivable. ....................................................................4
     Section 2.9      Ownership and Condition of the Assets. ..................................................5
     Section 2.10     Leases. .................................................................................5
     Section 2.11     Other Agreements. .......................................................................5
     Section 2.12     Real Property. ..........................................................................6
     Section 2.13     Environmental Matters. ..................................................................6
     Section 2.14     Litigation. .............................................................................7
     Section 2.15     Compliance with Laws; Licenses and Permits. .............................................7
     Section 2.16     Intellectual Property. ..................................................................8
     Section 2.17     Taxes and Assessments. ..................................................................9
     Section 2.18     Employment Matters. ....................................................................11
     Section 2.19     Transactions with Related Parties. .....................................................12
     Section 2.20     Insurance. .............................................................................12
     Section 2.21     Voting Requirements. ...................................................................12
     Section 2.22     Brokers. ...............................................................................12
     Section 2.23     Compliance with Foreign Corrupt Practices Act. .........................................12

     Section 2.24     Disclosure .............................................................................12
     Section 2.25     No Stock Trading or Short Positions. ...................................................12

ARTICLE III           ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER ...........................13

     Section 3.1      Title to Company Stock. ................................................................13
     Section 3.2      Authority and Capacity. ................................................................13
     Section 3.3      Absence of Violation. ..................................................................13
     Section 3.4      Restrictions and Consents. .............................................................13
     Section 3.5      Binding Obligation. ....................................................................14
     Section 3.6      No Registration Under the Securities Act. ..............................................14
     Section 3.7      Acquisition for Investment. ............................................................14
     Section 3.8      Evaluation of Merits and Risks of Investment. ..........................................14

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF ACQUIROR .............................................14

     Section 4.1      Organization and Qualification. ........................................................14
     Section 4.2      Certificate of Incorporation and Bylaws. ...............................................15
     Section 4.3      Capitalization. ........................................................................15
     Section 4.4      Authority. .............................................................................15
     Section 4.5      No Conflict; Required Filings and Consents. ............................................16
     Section 4.6      Financial Statements. ..................................................................16
     Section 4.7      Absence of Certain Changes or Events. ..................................................16
     Section 4.8      Agreements. ............................................................................16
     Section 4.9      Litigation. ............................................................................17
     Section 4.10     Taxes and Assessments. .................................................................17
     Section 4.11     Voting Requirements. ...................................................................17
     Section 4.12     Brokers. ...............................................................................17
     Section 4.13     Disclosure. ............................................................................17

ARTICLE V             COVENANTS ..............................................................................18

     Section 5.1      Affirmative Covenants of the Company. ..................................................18
     Section 5.2      Negative Covenants of the Company. .....................................................18
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
ARTICLE VI            ADDITIONAL AGREEMENTS ..................................................................19

     Section 6.1      Preparation of the Form S-1. ...........................................................19
     Section 6.2      Consents and Approvals; Filings and Notices. ...........................................20
     Section 6.3      Access and Information. ................................................................20
     Section 6.4      Confidentiality. .......................................................................21
     Section 6.5      Further Action; Reasonable Best Efforts. ...............................................21
     Section 6.6      Public Announcements. ..................................................................21
     Section 6.7      No Solicitation. .......................................................................21
     Section 6.8      Blue Sky. ..............................................................................21
     Section 6.9      Employee Matters. ......................................................................22
     Section 6.10     Amendment of Certificate of Designations. ..............................................22

ARTICLE VII           CLOSING CONDITIONS .....................................................................22

     Section 7.1      Conditions to Obligations of Acquiror and the Stockholder. .............................22
     Section 7.2      Additional Conditions to Obligations of Acquiror. ......................................22
     Section 7.3      Additional Conditions to Obligations of the Stockholder. ...............................24

ARTICLE VIII          TERMINATION, AMENDMENT AND WAIVER ......................................................25

     Section 8.1      Termination. ...........................................................................25
     Section 8.2      Effect of Termination. .................................................................25
     Section 8.3      Amendment. .............................................................................26
     Section 8.4      Waiver. ................................................................................26

ARTICLE IX            SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES .................................26

     Section 9.1      Survival of Representations. ...........................................................26
     Section 9.2      Agreement of the Company and the Stockholder to Indemnify. .............................26
     Section 9.3      Agreement of Acquiror to Indemnify. ....................................................27
     Section 9.4      Conditions of Indemnification. .........................................................27
     Section 9.5      Limitations. ...........................................................................28
     Section 9.6      Remedies Cumulative. ...................................................................28

ARTICLE X             GENERAL PROVISIONS .....................................................................29

     Section 10.1     Notices. ...............................................................................29
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
     Section 10.2     Certain Definitions. ...................................................................29
     Section 10.3     Headings. ..............................................................................31
     Section 10.4     Severability. ..........................................................................31
     Section 10.5     Entire Agreement. ......................................................................32
     Section 10.6     Specific Performance. ..................................................................32
     Section 10.7     Assignment. ............................................................................32
     Section 10.8     Third Party Beneficiaries. .............................................................32
     Section 10.9     Governing Law. .........................................................................32
     Section 10.10    Counterparts. ..........................................................................32
     Section 10.11    Fees and Expenses. .....................................................................32
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